                                                                    EXHIBIT 99.4

FOR IMMEDIATE RELEASE

Contact: Tom Liutkus
         TravelCenters of America
         440-808-7364
         liutkus.tom@tatravelcenters.com

 TRAVELCENTERS OF AMERICA COMPLETES ACQUISITION OF 11 RIP GRIFFIN TRAVEL CENTER
                                    LOCATIONS

Westlake, Ohio, December 1, 2004 - TravelCenters of America (TA) today announced the completion of its acquisition of 11 Rip Griffin interstate travel centers from Truck Service Center, Inc. (Rip Griffin). The 11 former Rip Griffin Travel Center locations were officially transferred to TravelCenters of America at 12:01 AM.

With this addition, TA strengthens its position in the full-service travel center industry by adding prime Western and Southwestern locations in seven states and expanding the TA network to 160 locations in 41 states and Canada. This acquisition enables TA to provide a more comprehensive facility network to trucking companies and motorists across the United States, particularly those in the southwestern part of the country.

"The completion of the Rip Griffin acquisition compliments our existing network and keeps us on target for our long-term network growth plans. Our existing customers will benefit from the addition of more fueling sites that include the quality and great amenities they've come to expect from all TA facilities. Equally important, new customers in these states will gain access to a host of TA programs and services, along with the friendly assistance offered by TA employees," said Ed Kuhn, TA chairman and chief executive officer.

With a complete array of amenities including diesel fuel, gasoline, large parking lots, full-service restaurants, retail stores, truck service and maintenance shops, quick-serve restaurants, showers and game rooms, the 11 Rip Griffin locations are strategically positioned to serve customers in an important geographical segment. "We are pleased by the opportunity to serve new customers, as well as the ability to offer an expanded network of facilities to the loyal customer base we know and serve today, " Kuhn added.

ABOUT TRAVELCENTERS OF AMERICA

TravelCenters of America, headquartered in Westlake, Ohio, is the largest network of full-service travel centers in the country, employing over 11,500 people at 160 sites in 41 states and Canada. With over 30 years of experience, TravelCenters of America has established itself as a leader in serving professional drivers and motorists alike. For more information, go to: www.tatravelcenters.com.

                                       ###